Exhibit 10.1

CHINA DIRECT, INC.

SHANGHAI LANG CHEMICAL COMPANY, LIMITED

STOCK ACQUISITION AGREEMENT

THIS STOCK ACQUISITION AGREEMENT (the “Agreement”) is made and entered into effective September 24, 2006 by and among CDI China, Inc. a Florida corporation (“CDI China”), a wholly owned subsidiary of China Direct, Inc., a Delaware corporation (“CDI”), and Shanghai Lang Chemical Company, Limited, a Chinese limited liability company (“Lang”) and Jingdong Chen and Qian Zhu, the shareholders of Shanghai Lang Chemical Company, Limited listed on the signature page constituting all of the shareholders of Shanghai Lang Chemical Company, Limited (collectively, the “Shareholders”).

RECITALS:

•	The Shareholders own all of equity ownership of Shanghai Lang Chemical Company, Limited, with registered capital of RMB 5 million (US$625,000)

•	CDI China, Inc., a Florida corporation (“CDI China”) is a wholly-owned subsidiary of China Direct, Inc. (“CDI”)

•

CDI China desires to recapitalize Lang by acquiring an aggregate of 51% of the equity ownership of Lang, (the “Lang equity”) from Lang in exchange for an aggregate of capital infusion of USD $701,250 (Or the equivalent of RMB 5.61 million)

•	The audited financial statements of Lang delivered at Closing for the fiscal year ended Dec. 31, 2005 should reflect Gross revenues of $31.74 million, net assets of $767,197 and net loss of $63,252

•	Lang desires to transfer a controlling interest to CDI China,

•	The Shareholders desire to transfer 51% equity ownership of Lang to CDI China in exchange for a capital infusion upon the terms and conditions set forth herein.

•	It is the intention of the parties hereto that: (i) CDI China shall acquire the 51% equity ownership of Lang for an initial capital infusion of US $375,000 (the “Exchange”);

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

SECTION 1: EXCHANGE OF SHARES

1.           Exchange of Shares. On or before the Closing (as hereinafter defined), Lang shall amend the articles of Lang to reflect that CDI China, Inc. is a shareholder of Lang with a 51% equity ownership and CDI shall infuse an initial capital infusion of USD $375,000 (the equivalent of RMB 5.61 million).

2.           The closing.        (the “Closing”) shall take place on or before October 31, 2006, or at such other time and place as is mutually agreed upon by CDI, CDI China, Inc., and the Shareholders, following satisfaction or waiver of all conditions precedent to Closing.

3.	Effective Date. The effective date of the share exchange agreement shall be October 1, 2006.

SECTION 2: REPRESENTATIONS AND WARRANTIES OF LANG AND THE SHAREHOLDERS

Each of the Shareholders represents and warrants to CDI and CDI China as follows, with any exceptions thereto being denoted on the applicable schedule to this Agreement:

1.           Ownership of CDI Shares and Authorization of Agreement. Shareholders are the sole record and beneficial owners of Lang, all of which shares are owned free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement. Shareholders have the power to enter into this Agreement and to carry out his, her or its obligations hereunder. This Agreement has been duly executed by the Shareholders and constitutes the valid and binding obligation of the Shareholders, enforceable against the Shareholders in accordance with its terms.

2.           SEC Disclosure. Lang shall have provided CDI with a comprehensive description of the business pursuant to the SEC rules and regulations satisfactory to CDI for purposes of making all necessary and required disclosures in a Form 8-K to be filed with the SEC.

3.           Organization and Good Standing. Lang is a limited liability company, duly organized, validly existing and in good standing under the laws of China, and is entitled to carry on its business as such business is now conducted. Lang is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

4.           Authorization; Enforceability; No Breach. Lang has all necessary corporate power and authority to execute this Agreement and perform its obligations hereunder.

5.           Brokers or Finders. No broker’s or finder’s fee will be payable by Lang, CDI, or CDI China in connection with the transaction contemplated by this Agreement.

6.           Financial Statements. The audited financial statements, of Lang, including the consolidated statement of operations, consolidated statement of cash flow, and the consolidated balance sheet as well as the shareholders’ equity of Lang at December 31, 2004 and 2005 and the unaudited financial statements of Lang at June 30, 2006, including the consolidated statement of operations, consolidated statement of cash flow, and the consolidated balance sheet as well as the shareholders’ equity (collectively the Lang Financial Statements”) fairly present in all material respects the financial position of Lang as of the respective dates thereof, and the other related statements included therein fairly present in all material respects the results of operations, changes in shareholders’ equity and cash flows of Lang for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein. In the event the Lang Financial Statements for the fiscal year ended Dec. 31, 2005 represent less than Gross revenues of $31.74 million, net assets of $767,197 and net loss of $63,252, the initial capital infusion of $375,000 as described in Section 1.1 can be revised given the mutual agreement of all parties.

7.           Capitalization. Lang has registered capital of RMB 5 million. Jingdong Chen and Qian Zhu each own 50% of Lang. After the recapitalization, CDI China, Inc. will own 51% of Lang following an aggregate infusion of $ 701,250 (the equivalent of RMB 5.61 million), while Jingdong Chen and Qian Zhu each will own 24.5% of Lang.

SECTION 3: COVENANTS AND ADDITIONAL AGREEMENT

1.           Employment and Management Agreement. On the Closing date, Jingdong Chen and Qian Zhu will enter into employment and management agreements with CDI Shanghai Company, Limited, a limited liability Chinese company, a wholly owned subsidiary of CDI China, Inc. to manage daily operation of Lang under supervision of management team of CDI Shanghai Company, Limited.

2.           CDI Financing for Lang. At the Closing, subject to the sections herein, CDI agrees to infuse US $375,000 (the equivalent of RMB 3 million) to Lang (“Initial Funds”). On or before June 30, 2007, CDI agrees to infuse an additional $ 326,250 (the equivalent of RBM 2.61 million) (“Subsequent Funds”). Furthermore, CDI agrees that in the event management of Lang, as well as the management of CDI, CDI China, Inc. and CDI Shanghai Company, Limited determine the need, and at the approval of the board of directors of CDI, CDI will seek to provide additional capital to Lang up to a maximum of $1 million subject to the following terms and conditions including but not limited to: (a) the use of all proceeds shall be agreed to in writing by the parties prior to the loan; (b) all funds loaned shall be evidenced by a promissory note for the principal plus interest at a rate no greater than prime and due two years from the date of the promissory note; (c) the loan(s) shall be collateralized; and (d) in the event the proceeds from any loan are not used for the mutually agreed upon purpose or a promissory note is not timely repaid, or any officer breaches its employment agreement with CDI, CDI China, Inc., CDI Shanghai Company, Limited, and or Lang, then CDI shall have the right to accelerate the payment for all loans made and or discontinue making any further loans.

SECTION 4: CONDITIONS PRECEDENT TO CLOSING

1.           Conditions Precedent to the Obligation of CDI to Issue the CDI Shares. The obligation of CDI to infuse the Initial Funds to Lang and to otherwise consummate the transactions contemplated hereby is subject to the satisfaction, at or before the Closing, of each of the conditions set forth below. These conditions are for CDI's sole benefit and may be waived by CDI at any time in its sole discretion.

A.          Accuracy of Lang’s and the Shareholders’ Representations and Warranties. The representations and warranties of Lang and the Shareholders will be true and correct in all material respects as of the date when made and as of the Closing, as though made at that time.

B.          Employment and Management Agreements. Jingdong Chen and Qian Zhu have entered into employment and Management agreements with CDI Shanghai Company, Limited.

C.          Audited Financial Statements. Receipt by CDI and CDI China of (i) the consolidated statement of operations, consolidated statement of cash flow, and the consolidated balance sheet as well as the shareholders’ equity and retained earnings and any changes in financial position of Lang as required by CDI for regulatory purposes, including the Securities and Exchange Commission, audited by an independent public auditors for acceptable to CDI, and (ii) an unaudited the consolidated statement of operations, consolidated statement of cash flow, and the consolidated balance sheet as well as the shareholders’ equity and retained earnings and any changes in financial position of Lang as required by CDI for regulatory purposes, including the Securities and Exchange Commission for an interim period since the date of such audited financial statements, in each case which are not materially adverse compared to the tax returns and unaudited pro forma financial statements provided by Lang to CDI and CDI China for the relevant periods.

D.          SEC Disclosure. Lang shall have provided CDI with a comprehensive business description pursuant to the SEC rules and regulations satisfactory to CDI for purposes of making required disclosure in a Form 8-K to be filed with the SEC. Lang and the Shareholders shall have delivered to CDI such other documents relating to the transactions contemplated by this Agreement as CDI may reasonably request.

2.           Conditions Precedent to the Obligation of the Shareholders to Exchange Lang equity ownership. The obligation of the Shareholders to exchange their 51% equity ownership for the infused capital and to otherwise consummate the transactions contemplated hereby is subject to the satisfaction, at or before the Closing, of each of the conditions set forth herein. These conditions are for the Shareholders’ sole benefit and may be waived by Lang at any time in its sole discretion.

A.	Performance by CDI. CDI and CDI China have infused capital to Lang

SECTION 5: SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF Lang AND THE SHAREHOLDERS

1.           All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder for 12 months following the Closing.

SECTION 6: INDEMNIFICATION

1.           Obligation of the Lang and the Shareholders to Indemnify. The Shareholders agree to indemnify, defend and hold harmless CDI and CDI China to the extent provided for herein from and against any Loss based upon, arising out of, or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Lang and any Shareholder contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

SECTION 7: MISCELLANEOUS

1.           Amendment. This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

2.           Notices. Until otherwise specified in writing, the mailing addresses of both parties of this Agreement shall be as follows:

CDI and CDI China:	5301 N. Federal Highway, Suite 120

Boca Raton, FL, 33487

The Shareholders:	421 Siping Road

107 Huo, Suite A35

Shanghai, China

Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address as may be furnished in writing to the addressor.

3.           Governing Law; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to the conflicts of law provisions thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the County of Palm Beach, State of Florida, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this agreement in that jurisdiction or the validity or enforceability of any provision of this agreement in any other jurisdiction. EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY.

4.           Entire Agreement. This Agreement and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the Exchange and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

CDI China, Inc. By: /s/ James Wang Name: Dr. James Wang, CEO	Shanghai Lang Chemical Company, Limited /s/ Jingdong Chen Jingdong Chen, CEO Shareholders /s/ Jingdong Chen Jingdong Chen /s/ Qian Zhu Qian Zhu